Exhibit 99.10

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Company, including our principal executive officer and principal financial officer, is responsible for establishing and maintaining adequate internal controls over financial reporting, as defined in Rule 13a-15(f) of the Securities Exchange Act of 1934, as amended. Our internal controls are designed to provide reasonable assurance as to the reliability of our financial reporting and the preparation and presentation of the consolidated financial statements for external purposes in accordance with accounting principles generally accepted in the United States, as well as to safeguard assets from unauthorized use or disposition.

We conducted an evaluation of the effectiveness of our internal controls over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. This evaluation included review of the documentation of controls, evaluation of the design effectiveness of controls, testing of the operating effectiveness of controls and a conclusion on this evaluation. We did not identify any material weaknesses in our internal controls as a result of this evaluation. There are inherent limitations in the effectiveness of any system of internal controls over financial reporting; however, based on our evaluation, we have concluded that our internal controls over financial reporting were effective as of December 31, 2005.

Our management’s assessment of our internal control over financial reporting as of December 31, 2005 was audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their report which is included herein.

Our internal control system is designed to provide reasonable assurance to our management and board of directors regarding the preparation and fair presentation of published financial statements. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to the financial statement preparation and presentation and may not prevent or detect misstatements.

/s/  DAVID W. SHARP
David W. Sharp
President and Chief Executive Officer

/s/  RONALD D. MOGEL
Ronald D. Mogel
Vice President and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Horizon Offshore, Inc.:

We have audited the accompanying consolidated balance sheets of Horizon Offshore, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Horizon Offshore, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 9, 2006 expressed an unqualified opinion thereon.

/s/  GRANT THORNTON LLP

Houston, Texas
March 9, 2006, except for all common stock and additional
paid-in capital amounts, and all share and per share
data, for which the date is April 12, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Horizon Offshore, Inc.:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Horizon Offshore, Inc. and its subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Horizon Offshore, Inc. and its subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by COSO. Also, in our opinion, Horizon Offshore, Inc. and its subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Horizon Offshore, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the periods ended December 31, 2005 and 2004 and our report dated March 9, 2006, except for all common stock and additional paid-in capital amounts, and all share and per share data, for which the date is April 12, 2006, expressed an unqualified opinion thereon.

/s/  GRANT THORNTON LLP

Houston, Texas
March 9, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders of Horizon Offshore, Inc.:

In our opinion, the consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2003 present fairly, in all material respects, the results of operations and cash flows of Horizon Offshore, Inc. and its subsidiaries for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The Company received approximately $45 million in net proceeds from the issuance of Subordinated Notes on March 11, 2004. See Note 15 to the consolidated financial statements as originally presented and included in the Company’s 2003 Form 10-K for a discussion of this subsequent event and the Company’s financing and liquidity position.

/s/  PRICEWATERHOUSECOOPERS LLP

Houston, Texas
March 12, 2004, except for the reverse stock split
which is described in the second paragraph of
Note 1 to the consolidated financial statements,
as to which the date is June 9, 2006

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
	(In thousands,
	except share data)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$42,960	$37,975
Restricted cash	4,055	—
Accounts receivable —
Contract receivables, net	43,423	81,861
Costs in excess of billings, net	90,229	24,058
Other	1,209	346
Other current assets	6,622	5,079
Assets held for sale	—	8,632

Total current assets	188,498	157,951
PROPERTY AND EQUIPMENT, NET	186,416	198,804
RESTRICTED CASH	7,967	9,247
INVENTORY	167	1,415
OTHER ASSETS	19,673	26,860

	$402,721	$394,277

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,474	$35,267
Accrued liabilities	6,617	9,181
Accrued job costs	56,085	31,152
Billings in excess of costs	7,386	9,900
Current maturities of long-term debt	26,130	42,243
Current taxes payable	2,687	1,186

Total current liabilities	114,379	128,929
LONG-TERM DEBT, net of current maturities	27,340	81,379
RELATED PARTY TERM DEBT	63,794	—
SUBORDINATED NOTES, net of discount	12,845	88,968
OTHER LIABILITIES	877	1,311
PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION	—	416

Total liabilities	219,235	301,003
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.00001 and $1.00 par value, 5,000,000 shares authorized, none and 1,400 mandatorily redeemable shares issued and outstanding, respectively	—	—
Common stock, $0.00001 and $1.00 par value, 1,500,000,000 and 100,000,000 shares authorized, 30,384,871 and 1,303,356 shares issued, respectively	—	1,303
Deferred compensation	(8,333)	—
Subscriptions receivable	—	(42)
Additional paid-in capital	382,239	212,333
Accumulated deficit	(188,776)	(117,720)
Treasury stock, 10,031 and 15,859 shares, respectively	(1,644)	(2,600)

Total stockholders’ equity	183,486	93,274

	$402,721	$394,277

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2005	2004	2003
	(In thousands, except share and per share data)

CONTRACT REVENUES	$325,044	$254,209	$270,313
COST OF CONTRACT REVENUES	268,280	226,391	263,812

Gross profit	56,764	27,818	6,501
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	30,922	30,687	21,749
RESERVE FOR CLAIMS AND RECEIVABLES	1,711	5,692	33,092
IMPAIRMENT OF PROPERTY, EQUIPMENT AND INTANGIBLES	—	22,361	21,332
IMPAIRMENT LOSS ON ASSETS HELD FOR SALE	2,261	3,268	—

Operating income (loss)	21,870	(34,190)	(69,672)
OTHER:
Interest expense, net of amount capitalized	(67,572)	(25,995)	(9,542)
Interest income	777	286	67
Loss on debt extinguishment	(23,138)	(1,719)	(868)
Other income (expense), net	53	152	(88)

NET LOSS BEFORE INCOME TAXES	(68,010)	(61,466)	(80,103)
INCOME TAX PROVISION (BENEFIT)	3,046	2,103	(7,599)

NET LOSS	$(71,056)	$(63,569)	$(72,504)

EARNINGS (LOSS) PER SHARE — BASIC AND DILUTED:
Net loss per share — basic and diluted	$(16.09)	$(51.45)	$(68.58)

WEIGHTED AVERAGE SHARES USED IN COMPUTING EARNINGS (LOSS) PER SHARE:
BASIC AND DILUTED (See Note 11)	4,417,341	1,235,561	1,057,161

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

						Retained
					Additional	Earnings			Total
	Common Stock		Deferred	Subscriptions	Paid-In	(Accumulated	Treasury Stock		Stockholders’
	Shares	Amount	Compensation	Receivable	Capital	Deficit)	Shares	Amount	Equity
	(In thousands)

BALANCE, DECEMBER 31, 2002	1,091	$1,091	$—	$—	$198,214	$18,353	36	$(5,983)	$211,675
401(k) contributions in company stock	—	—	—	—	(247)	—	(4)	675	428
Stock compensation expense	—	—	—	—	212	—	—	—	212
Net loss	—	—	—	—	—	(72,504)	—	—	(72,504)

BALANCE, DECEMBER 31, 2003	1,091	1,091	—	—	198,179	(54,151)	32	(5,308)	139,811
401(k) contributions in company stock	—	—	—	—	(2,290)	—	(16)	2,708	418
Issuance of warrants, net of offering costs of $722	—	—	—	—	16,593	—	—	—	16,593
Warrants exercised	212	212	—	(42)	(149)	—	—	—	21
Net loss	—	—	—	—	—	(63,569)	—	—	(63,569)

BALANCE, DECEMBER 31, 2004	1,303	1,303	—	(42)	212,333	(117,720)	16	(2,600)	93,274
401(k) contributions in company stock	—	—	—	—	(858)	—	(6)	956	98
Issuance of common stock in exchange for subordinated notes, net of offering costs of $1,027	3,795	3,795	—	—	53,910	—	—	—	57,705
Cancellation of common stock	—	(10)	—	10	—	—	—	—	—
Retirement of common stock	(72)	—	—	—	(520)	—	—	—	(520)
Reduction in par value of common stock to $0.00001 per share	—	(5,088)	—	—	5,088	—	—	—	—
Subscription receivable payment	—	—	—	32	—	—	—	—	32
Issuance of restricted stock	1,087	—	(12,500)	—	12,500	—	—	—	—
Issuance of common stock for conversion of Series B Preferred Stock	22,166	—	—	—	81,007	—	—	—	81,007
Issuance of common stock in private placement, net of offering costs of $1,229	2,106	—	—	—	18,779	—	—	—	18,779
Amortization of deferred compensation	—	—	4,167	—	—	—	—	—	4,167
Net loss	—	—	—	—	—	(71,056)	—	—	(71,056)

BALANCE, DECEMBER 31, 2005	30,385	$—	$(8,333)	$—	$382,239	$(188,776)	10	$(1,644)	$183,486

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2005	2004	2003
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(71,056)	$(63,569)	$(72,504)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities — Depreciation and amortization	21,661	19,702	19,718
Reserve for claims and receivables	1,711	5,692	33,092
Impairment of inventory	684	6,379	—
Impairment of property, equipment and intangibles	—	22,361	21,332
Impairment loss on assets held for sale	2,261	3,268	—
Net gain on sale of assets	(41)	(32)	—
Deferred income tax benefit	—	—	(9,072)
Paid in-kind interest on subordinated notes and related party term debt	6,977	11,217	—
Amortization of subordinated debt discount recorded as interest expense	3,321	5,068	—
Amortization of deferred loan fees recorded as interest expense	3,195	3,434	1,240
Amortization of beneficial conversion feature and adjustment of mandatorily redeemable preferred stock charged to interest expense	41,863	(1,605)	—
Expense recognized for issuance of treasury stock for 401(k) plan contributions	98	418	428
Stock compensation expense (including amortization of deferred compensation)	4,167	—	212
Loss on debt extinguishment	23,138	1,719	868
Changes in operating assets and liabilities —
Restricted cash	(2,775)	(9,247)	—
Accounts receivable	35,864	13,624	(52,105)
Costs in excess of billings	(66,171)	10,639	10,705
Billings in excess of costs	(2,514)	4,066	5,232
Inventory	564	456	(434)
Other assets	(8,905)	(17,658)	(6,260)
Accounts payable	(19,793)	5,996	(3,659)
Accrued and other liabilities	(3,021)	5,596	(4,336)
Accrued job costs	24,933	(25,194)	1,480
Current taxes payable	1,501	(235)	998

Net cash provided by (used in) operating activities	(2,338)	2,095	(53,065)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases and additions to property and equipment	(2,458)	(5,579)	(17,797)
Proceeds from sale of assets	6,936	803	—
Proceeds from casualty insurance claim	—	—	3,114

Net cash provided by (used in) investing activities	4,478	(4,776)	(14,683)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under term debt	—	—	21,362
Principal payments on term debt	(17,279)	(9,615)	(8,967)
Borrowings on revolving credit facilities	—	30,550	142,516
Payments on revolving credit facilities	(27,299)	(53,850)	(97,267)
Borrowings under related party term debt	44,233	—	15,000
Principal payments on related party term debt	(7,845)	—	—
Proceeds from issuance of subordinated notes	—	55,237	—
Proceeds from issuance of subordinated notes allocable to warrants	—	16,593	—
Principal payments on subordinated notes	(3,481)	(4,472)	—
Deferred loan fees	(3,267)	(3,924)	(854)
Proceeds from issuance of common and preferred stock, net	17,751	1	—
Stock option and warrant transactions and other	32	21	—

Net cash provided by financing activities	2,845	30,541	71,790

NET INCREASE IN CASH AND CASH EQUIVALENTS	4,985	27,860	4,042
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	37,975	10,115	6,073

CASH AND CASH EQUIVALENTS AT END OF YEAR	$42,960	$37,975	$10,115

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$11,700	$8,000	$7,948
Cash paid for income taxes	$1,561	$3,123	$675
Cash refund for income taxes	$16	$928	$—
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Repayment of debt with proceeds of additional debt	$25,573	$15,000	$14,069
Capital expenditures for property and equipment included in accrued liabilities	$48	$353	$778
Payment of deferred loan fees and warrant issuance with proceeds of subordinated notes	$—	$8,905	$—
Exchange of debt for equity	$98,228	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization and Basis of Presentation

Horizon Offshore, Inc. (a Delaware corporation) and its subsidiaries (references to Horizon, company, we or us are intended to refer to Horizon Offshore, Inc. and its subsidiaries) provide marine construction services for the offshore oil and gas and other energy related industries and perform work as awarded domestically in the U.S. Gulf of Mexico, and internationally in Latin America, West Africa and Southeast Asia/Mediterranean. These services generally consist of laying, burying or repairing marine pipelines for the transportation of oil and gas; providing hook-up and commissioning services; and installing and salvaging production platforms and other marine structures. Substantially all of our projects are performed on a fixed-price basis or a combination of a fixed-price and day-rate basis in the case of extra work to be performed under the contract. From time to time, we also perform projects on a day-rate or cost-reimbursement basis. Our repair work due to the hurricane activity during 2004 and 2005 in the U.S. Gulf of Mexico was performed primarily on a day-rate basis due to the nature and often indeterminate scope of the repairs. The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America, assuming Horizon continues as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

On April 12, 2006, we effected a one-for-twenty-five (1-for-25) reverse stock split of our issued and outstanding common stock. All common share amounts (and per share amounts) in the accompanying financial statements have been adjusted to reflect the 1-for-25 reverse stock split. In the accompanying consolidated balance sheets, we have adjusted our stockholders’ equity accounts by reducing our stated capital and increasing our additional paid-in capital by approximately $8,000 as of December 31, 2005 and approximately $20,574,000 as of December 31, 2004, to reflect the reduction in outstanding shares as a result of the reverse stock split. In the accompanying consolidated statements of stockholders’ equity, we have adjusted the share amounts and the balances of our stated capital and additional paid-in capital for all periods presented as a result of the reverse stock split.

Status of Horizon

On March 31, 2005, we entered into a financing agreement with holders, and affiliates of holders, of our 16% and 18% Subordinated Secured Notes due March 31, 2007 (collectively, the Subordinated Notes), consisting of a $30 million senior secured term loan A facility and a $40 million senior secured term loan B facility (the Senior Credit Facilities), maturing March 31, 2007. We received net proceeds of $44.2 million from the Senior Credit Facilities on April 1, 2005 after repayment of the $25.8 million outstanding, including $0.2 million of accrued interest, under our revolving credit facility with The CIT Group/Equipment Financing, Inc. (the CIT Group). We used the net proceeds to pay closing costs, provide working capital to support our operations and for other general corporate purposes.

On June 10, 2005, we completed a debt for equity exchange transaction (the Exchange Transaction) that we entered into with the holders of all of our Subordinated Notes. We issued 2,400,001 shares of our common stock and one million shares of Series B Mandatorily Convertible Redeemable Preferred Stock (the Series B Preferred Stock), to the holders of our Subordinated Notes in exchange for approximately $85 million of the approximately $110 million aggregate principal amount of outstanding Subordinated Notes at June 10, 2005 and all of the 1,400 outstanding shares of our Series A Redeemable Participating Preferred Stock (the Series A Preferred Stock). In addition to these securities being issued in exchange for approximately $85 million of Subordinated Notes and all of the outstanding shares of Series A Preferred Stock, we issued our common stock and Series B Preferred Stock in consideration of (i) all of the holders of our Subordinated Notes consenting to the $70 million Senior Credit Facilities and release of the collateral securing the Subordinated Notes, (ii) amending the terms of the $25 million aggregate principal amount of Subordinated Notes that remained outstanding after the consummation of the Exchange Transaction (the 8% Subordinated Notes) and, (iii) if applicable, participating in the $70 million Senior Credit Facilities as a lender.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the fourth quarter of 2005, all of the shares of Series B Preferred Stock were exchanged for or converted into a total of 22,165,574 shares of our common stock in accordance with the certificate of designation governing the preferences and rights of this security.

On December 19, 2005, we completed a private placement (the Private Placement) of 2,106,000 shares of our common stock with several accredited investors at $9.50 per share, resulting in net proceeds of $18.8 million after deducting commissions and other expenses. Contemporaneously with the completion of the Private Placement, we exchanged $8.0 million in aggregate principal amount (including accrued and unpaid interest) of 8% Subordinated Notes for non-interest bearing convertible notes that were converted into 842,105 shares of our common stock at $9.50 per share prior to December 31, 2005. On December 23, 2005, we exchanged an additional $5.2 million aggregate principal amount (including accrued and unpaid interest) of our 8% Subordinated Notes, which resulted in the issuance of 553,167 shares of our common stock. As of December 31, 2005, we had $12.8 million, including paid in-kind interest, of 8% Subordinated Notes outstanding.

In connection with the Exchange Transaction, we entered into a registration rights agreement obligating us to file registration statements under the Securities Act of 1933 with respect to the 2,400,001 shares of our common stock issued in connection with such transaction and the shares of common stock issued upon conversion or earlier exchange of the Series B Preferred Stock. In connection with the Private Placement and the exchange of our 8% Subordinated Notes, the registration rights agreement was amended to require us to register the shares of our common stock issued in connection with such transactions. In the fourth quarter of 2005 and in the first quarter of 2006, we filed separate registration statements to register the shares of our common stock issued in connection with these transactions.

The issuance of shares of common stock during 2005 has resulted in significant dilution to our existing common stockholders and the book value of their shares of our common stock. Additionally, the issuance of shares of our common stock in the Exchange Transaction resulted in a change of control of our company. If these stockholders act together, they are in a position to control the election of our directors and to control or exercise substantial influence over the outcome of any matter requiring a stockholder vote.

In March 2006, we refinanced a significant portion of our debt maturing in 2006, as well as our Senior Credit Facilities maturing in 2007. See Note 15.

Business Risks

Our level of activity depends largely on the condition of the oil and gas industry and, in particular, the level of capital expenditures by oil and gas companies for developmental construction. These expenditures are influenced by prevailing oil and gas prices, expectations about future demand and prices, the ability of the oil and gas industry to access capital, the cost of exploring for, producing and developing oil and gas reserves, the discovery rates of new oil and gas reserves, sale and expiration dates of offshore leases in the United States and abroad, political and economic conditions, governmental regulations, the availability and cost of capital and damage to structures and pipelines caused by hurricanes and severe weather conditions in the U.S. Gulf of Mexico. Historically, oil and gas prices and the level of exploration and development activity have fluctuated substantially, impacting the demand for pipeline and marine construction services.

During 2003 and the first part of 2004, the competitive nature and low demand for marine construction services on the U.S. continental shelf in the Gulf of Mexico resulted in reduced profit margins in the U.S. Gulf of Mexico. Capital expenditures by oil and gas companies operating on the U.S. continental shelf in the Gulf of Mexico remained at reduced levels during 2003 and the first half of 2004 due to the higher costs and economics of drilling new wells in a mature area. However, oil and gas companies have increased their capital expenditures during the second half of 2004 and 2005 in response to higher energy prices, among other things, increasing the demand for offshore construction services on the U.S. continental shelf in the Gulf of Mexico.

Factors affecting our profitability include competition, equipment and labor productivity, contract estimating, weather conditions and the other risks inherent in marine construction. The marine construction industry in the U.S. Gulf of Mexico is highly seasonal as a result of weather conditions, with the greatest demand for these services

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

occurring during the second and third quarters of the year. The effect of this historical seasonality on our domestic operations was offset during the fourth quarter of 2005 by the repair and salvage work due to hurricane activity in the U.S. Gulf of Mexico during 2004 and 2005. Full year results are not a direct multiple of any quarter or combination of quarters because of this seasonality.

Segment Information and Significant Customers

We have domestic and international operations in one industry segment, the marine construction service industry for offshore oil and gas companies and energy companies. We currently operate in four geographic segments. See Note 13 for geographic information. Customers accounting for more than 10% of consolidated revenues for the years ended December 31, 2005, 2004 and 2003 are as follows:

	2005	2004	2003

Customer A	24%	—	—
Customer B	14%	—	—
Customer C	10%	23%	1%
Customer D	9%	36%	—
Customer E	—	—	25%
Customer F	—	—	15%
Customer G	—	—	10%

The amount of revenue accounted for by a customer depends on the level of construction services required by the customer based on the size of its capital expenditure budget and our ability to bid for and obtain its work. Consequently, customers that account for a significant portion of contract revenues in one year may represent an immaterial portion of contract revenues in subsequent years. The revenues associated with our Latin America geographic segment are generally derived from our work for Petróleos Mexicanos (Pemex), the Mexican national oil company. As such, the loss of this customer would have a material adverse effect on our Latin America geographic segment.

Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. We control our exposure to credit risk associated with these instruments by placing our financial interests with credit-worthy financial institutions and performing services for national oil companies, major and independent oil and gas companies, energy companies and their affiliates. The concentration of customers in the energy industry may impact our overall credit exposure, either positively or negatively, since these customers may be similarly affected by changes in economic or other conditions. As of December 31, 2005 and 2004, three and four customers, respectively, accounted for 75% and 77%, respectively, of total billed and unbilled receivables. No other single customer accounted for more than 10% of accounts receivable as of December 31, 2005 and 2004. See Note 2.

Principles of Consolidation

The consolidated financial statements include the accounts of Horizon and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management must apply significant judgments in this process. Among the factors, but not fully inclusive of all factors, that may be considered by

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management in these processes are: the range of accounting policies permitted by accounting principles generally accepted in the United States; management’s understanding of our business; expected rates of business and operational change; sensitivity and volatility associated with the assumptions used in developing estimates; and whether historical trends are expected to be representative of future trends. Among the most subjective judgments employed in the preparation of these financial statements are estimates of expected costs to complete construction projects, the collectibility of contract receivables and claims, the fair value of salvage inventory, the depreciable lives of and future cash flows to be provided by our equipment and long-lived assets, the expected timing of the sale of assets, the amortization period of maintenance and repairs for dry-docking activity, estimates for the number and magnitude of self-insurance reserves needed for potential medical claims and Jones Act obligations, judgments regarding the outcomes of pending and potential litigation and certain judgments regarding the nature of income and expenditures for tax purposes. We review all significant estimates on a recurring basis and record the effect of any necessary adjustments prior to publication of our financial statements. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Because of the inherent uncertainties in this process, actual future results could differ from those expected at the reporting date.

Revenue Recognition

Construction contract revenues are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to the total estimated costs for each construction contract. This percentage is applied to the estimated revenue at completion to calculate revenues earned to date. We consider the percentage-of-completion method to be the best available measure of progress on these contracts. We follow the guidance of American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 81-1, “Accounting for Performance of Construction — Type and Certain Production — Type Contracts,” for our accounting policy relating to the use of the percentage-of-completion method, estimated costs and claim recognition for construction contracts. Contract revenue reflects the original contract price adjusted for agreed upon change orders and unapproved claims. We recognize unapproved claims only when the collection is deemed probable and if the amount can be reasonably estimated for purposes of calculating total profit or loss on long-term contracts. We record revenue and the unbilled receivable for claims to the extent of costs incurred and to the extent we believe related collection is probable and include no profit on claims recorded. Changes in job performance, job conditions and estimated profitability, including those arising from final contract settlements, may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. The asset “Costs in excess of billings” represents costs and estimated earnings recognized as revenue in excess of amounts billed as determined on an individual contract basis. The liability “Billings in excess of costs” represents amounts billed in excess of costs and estimated earnings recognized as revenue on an individual contract basis.

For certain service contracts, revenues are recognized under SEC Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition in Financial Statements,” and No. 104, “Revenue Recognition,” when all of the following criteria are met; persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller’s price is fixed or determinable; and collectibility is reasonably assured.

Cost Recognition

Cost of contract revenues includes all direct material and labor costs and certain indirect costs, which are allocated to contracts based on utilization, such as supplies, tools, repairs and depreciation. Selling, general and administrative costs are charged to expense as incurred.

Interest Expense and Capitalized Interest

Included in interest expense for 2005 are charges related to cost of capital and other financing charges related to our outstanding debt; amortization of deferred loan fees over the term of the respective debt; amortization of debt discount related to our Subordinated Notes over their term; paid in-kind interest on our Subordinated Notes and 8% Subordinated Notes; accretion in the fair value of the Series B Preferred Stock, which was subject to mandatory

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redemption; recognition of the change in the fair value of the Series A Preferred Stock, prior to the Exchange Transaction; and amortization of the beneficial conversion feature of the Series B Preferred Stock. We recorded interest expense during the fourth quarter of 2005 of $40.0 million related to the amortization of debt discount for the beneficial conversion feature of the Series B Preferred Stock, upon the conversion of the Series B Preferred Stock on December 12, 2005. This transaction had no net effect on total stockholders’ equity, as the amortization of debt discount for the beneficial conversion feature to interest expense was offset by the conversion of the Series B Preferred Stock into common stock and additional paid-in capital. See Note 11.

Interest is capitalized on the average amount of accumulated expenditures for equipment that is undergoing major modifications and refurbishment prior to being placed into service. Interest is capitalized using an effective rate based on related debt until the equipment is placed into service. There was no interest capitalized for 2005 and 2004. Interest expense for 2003 was net of $0.1 million of capitalized interest. Net interest expense was $67.6 million, $26.0 million and $9.5 million for 2005, 2004 and 2003, respectively.

Cash and Cash Equivalents

Cash and cash equivalents include interest bearing demand deposits and highly liquid investments with original maturities of three months or less. As of December 31, 2005 and 2004, cash held in foreign bank accounts amounted to approximately $0.5 million and $7.4 million, respectively.

Accounts Receivable

We have significant investments in billed and unbilled receivables as of December 31, 2005. Billed receivables represent amounts billed upon the completion of small contracts and progress billings on large contracts in accordance with contract terms and milestones. Unbilled receivables on fixed-price contracts, which are included in costs in excess of billings, arise as revenues are recognized under the percentage-of-completion method. Unbilled amounts on cost-reimbursement contracts represent recoverable costs and accrued profits not yet billed. Allowances for doubtful accounts and estimated nonrecoverable costs primarily provide for losses that may be sustained on unapproved change orders and claims. In estimating the allowance for doubtful accounts, we evaluate our contract receivables and costs in excess of billings and thoroughly review historical collection experience, the financial condition of our customers, billing disputes and other factors. When we ultimately conclude that a receivable is uncollectible, the balance is charged against the allowance for doubtful accounts.

We negotiate change orders and unapproved claims with our customers. In particular, unsuccessful negotiations of unapproved claims could result in decreases in estimated contract profit or additional contract losses, while successful claims negotiations could result in increases in estimated contract profit or recovery of previously recorded contract losses. Significant losses on receivables would adversely affect our financial position, results of operations and our overall liquidity.

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During the second quarter of 2005, we reserved $1.7 million of the outstanding receivables for Williams Oil Gathering LLC (Williams) and wrote-off this receivable against the allowance for doubtful accounts when this claim was settled in the third quarter of 2005. See Note 2. We also wrote-off receivables of $5.7 million for Iroquois Gas Transmission LP (Iroquois) against the allowance for doubtful accounts related to the settlement of this claim in the first quarter of 2005. See also Note 2. There was no reserve for contract receivables provided during 2003, and no receivables were written-off against the allowance for doubtful accounts for the year ended December 31, 2003. A rollforward of the allowance for doubtful contract receivables is presented in the following table (in millions):

Balance, December 31, 2003	$—
Reserve for contract receivables	5.7
Write-off of receivables	( —)

Balance, December 31, 2004	5.7
Reserve for contract receivables	1.7
Write-off of receivables	(7.4)

Balance, December 31, 2005	$—

As of December 31, 2005, the allowance for costs in excess of billings was $33.1 million. There were no reserves provided, and no amounts were written-off against the allowance for costs in excess of billings during 2005 and 2004. A rollforward of the allowance for doubtful costs in excess of billings for 2003 is presented in the following table (in millions):

Balance, December 31, 2002	$—
Reserve for costs in excess of billings	33.1
Write-off of receivables	( —)

Balance, December 31, 2003	$33.1

Other Assets

Other assets consist principally of capitalized dry-dock costs, deferred loan fees and security deposits. See Note 4.

Dry-dock costs are direct costs associated with scheduled major maintenance on our marine construction vessels. Costs incurred in connection with dry-dockings are capitalized and amortized over the five-year cycle to the next scheduled dry-docking. We incurred and capitalized dry-dock costs of $5.5 million, $11.9 million and $4.9 million for the years ended December 31, 2005, 2004 and 2003, respectively. The dry-dock costs capitalized for the year ended December 31, 2005 relate primarily to the costs incurred from the special hull surveys performed on the Sea Horizon and the Pacific Horizon by the American Bureau of Shipping. The dry-dock costs capitalized for 2004 relate primarily to the vessels utilized to perform the work awarded under the Israel Electric Corporation (IEC) and Pemex contracts. Major maintenance on the Canyon Horizon prior to its mobilization to Israel, as well as regulatory dry-dockings for the American Horizon and the Pecos Horizon required by the U.S. Coast Guard and the American Bureau of Shipping, were completed during 2004. In 2004, we wrote-off $2.2 million of capitalized dry-dock costs related to the Gulf Horizon due to the damage sustained from a fire in May 2004. We wrote-off $2.3 million of capitalized dry-dock costs during the fourth quarter of 2003 related to the impairment of three marine vessels under Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Loan fees paid in connection with new loan facilities are deferred and amortized over the term of the respective loans. The amortization of the deferred loan fees is recorded as interest expense in the accompanying consolidated statements of operations. In connection with closing the loans under the Senior Credit Facilities on March 31, 2005, we incurred and capitalized $3.0 million in closing fees. As of December 31, 2004, we had incurred and capitalized loan fees of $10.7 million in connection with the issuance of the Subordinated Notes in 2004. During the first

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

quarter of 2005, we wrote-off $759,000 of the unamortized portion of deferred loan fees for the 18% Subordinated Notes related to the $3.5 million prepayment of those notes. Additionally, we wrote-off the remaining unamortized portion of deferred loan fees for the Subordinated Notes of approximately $5.5 million during the second quarter of 2005 following the exchange of approximately $85 million aggregate principal amount of these notes for equity in the Exchange Transaction. In 2004, we wrote-off $800,000 of the unamortized portion of deferred loan fees for the 18% Subordinated Notes related to the prepayment of these notes with the proceeds of $4.5 million collected from Pemex. See Note 8.

Deposits consist of security deposits on office leases as of December 31, 2005 and 2004.

Inventory

Inventory consists of production platforms and other marine structures received from time to time as partial consideration from salvage projects performed in the U.S. Gulf of Mexico and are held for resale. Our current inventory of platforms and structures was received in 2002. Net proceeds from the sales of inventory structures were $0.8 million and the gain recognized was $190,000 for the year ended December 31, 2005. There were no significant sales of inventory during the years 2004 and 2003. During the fourth quarter of 2005, we recorded a $0.7 million impairment charge to our remaining inventory of production platforms and other structures to reduce the value of this inventory to fair market (scrap) value. During the fourth quarter of 2004, we recorded a $6.4 million impairment charge to our inventory of production platforms and other structures since the carrying value of these assets exceeded their fair market value. For the years ended December 31, 2005, 2004 and 2003, there was no significant revenue recognized representing the non-cash values assigned to the structures received as partial consideration for performing salvage projects. The revenue for the inventory received is valued at amounts not in excess of the fair value of services provided. We assess the net realizable value of our inventory items at each balance sheet date. Inventory is classified as long-term due to the uncertain timing of its sale.

Restricted Cash

Total restricted cash of $12.0 million represents $9.1 million cash used to secure a letter of credit under the IEC contract and $2.5 million cash used for bid bonds under two bids for work in Southeast Asia, plus interest received. Twenty-five percent, adjusted for increases in total contract value, of the amount required to secure the IEC letter of credit will be released after the satisfactory completion of the IEC project, which completion is estimated to be in the first quarter of 2006. Upon our satisfactory completion of warranty work, if any, or expiration of the 18-month warranty period without discovery of any defective work, the restriction on the remaining funds will be released 60 days after the end of the warranty period, or if there is a defect, twenty-four months after the completion of the warranty work. The amount expected to be released within twelve months has been classified as a current asset. Restricted cash is not considered as cash or cash equivalents for purposes of the accompanying consolidated balance sheets and statements of cash flows.

Property and Equipment

We use the units-of-production method to calculate depreciation on our major barges, vessels and related equipment to approximate the wear and tear of normal use. The useful lives of our major barges and vessels are 18 years. Major additions and improvements to barges, vessels and related equipment are capitalized and depreciated over the useful life of the vessel. Maintenance and repairs are expensed as incurred. When equipment is sold or otherwise disposed of, the cost of the equipment and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.

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Depreciation on our other fixed assets is provided using the straight-line method based on the following estimated useful lives:

Buildings	15 years
Machinery and equipment	8-15 years
Office furniture and equipment	3-5 years
Leasehold improvements	3-10 years

Depreciation expense is included in the following expense accounts (in thousands):

	December 31,
	2005	2004	2003

Cost of contract revenues	$12,838	$12,444	$12,839
Selling, general and administrative expenses	1,246	1,464	1,380

	$14,084	$13,908	$14,219

Depreciation expense calculated under the units-of-production method may be different than depreciation expense calculated under the straight-line method in any period. In the event we do not utilize each vessel to the extent estimated, the annual depreciation based on utilization of each vessel will not be less than 25% of annual straight-line depreciation, and the cumulative depreciation based on utilization of each vessel will not be less than 50% of cumulative straight-line depreciation. We periodically review the remaining useful lives of our vessels and revise the estimated lives over current and future periods. If we alternatively applied only a straight-line depreciation method, less depreciation expense would be recorded in periods of high vessel utilization and more depreciation expense would be recorded in periods of low vessel utilization.

When events or changes in circumstances indicate that assets may be impaired, we review long-lived assets for impairment according to SFAS No. 144 and evaluate whether the carrying value of any such asset may not be recoverable. Changes in our business plans, a significant decrease in the market value of a long-lived asset, a change in the physical condition of a long-lived asset or the extent or manner in which it is being used, or a severe or sustained downturn in the oil and gas industry, among other factors are considered triggering events. The carrying value of each asset is compared to the estimated undiscounted future net cash flows for each asset or asset group. If the carrying value of any asset is more than the estimated undiscounted future net cash flows expected to result from the use of the asset, a write-down of the asset to estimated fair market value must be made. When quoted market prices are not available, fair value must be determined based upon other valuation techniques. This could include appraisals or present value calculations of estimated future cash flows. In the calculation of fair market value, including the discount rate used and the timing of the related cash flows, as well as undiscounted future net cash flows, we apply judgment in our estimates and projections, which could result in varying levels of impairment recognition.

Stock-Based Compensation

Our stockholders approved the Horizon Offshore, Inc. 2005 Stock Incentive Plan (the 2005 Incentive Plan) at our 2005 annual meeting held on September 13, 2005. A total of 2.8 million shares of our common stock are authorized to be issued through various types of incentives under the 2005 Incentive Plan. On September 15, 2005, we issued 1.1 million shares of restricted stock under the 2005 Incentive Plan to key members of our management team. On September 30, 2005, 0.3 million shares of restricted stock vested, and the remainder of the shares vest in equal annual installments on July 6, 2006, 2007 and 2008. We recorded $12.5 million of deferred compensation for these restricted stock awards based on a closing price of $11.50 on September 15, 2005. During 2005, we recorded compensation expense of $4.2 million relating to the vesting of the restricted stock. The amortization of deferred compensation is reflected in selling, general and administrative expenses in the accompanying consolidated statements of operations. See Note 11. No options have been granted under the 2005 Incentive plan, and going forward, no additional grants will be made under our other existing stock-based compensation plans

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Pursuant to SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of SFAS No. 123”, we have elected to account for stock-based employee compensation under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. All options granted to employees under our stock-based compensation plans had an exercise price equal to the market value of the underlying common stock on the date of grant, and no related stock-based employee compensation cost is reflected in the net loss for the years ended December 31, 2005 and 2004. During 2003, we recorded stock compensation expense totaling $212,000 for options granted, which immediately vested, to former directors to purchase 613 shares of common stock and for the remeasurement of options in connection with the resignation of a key employee. For stock-based compensation grants to non-employees, we recognize as compensation expense the fair market value of such grants as calculated pursuant to SFAS No. 123, amortized ratably over the lesser of the vesting period of the respective option or the individual’s expected service period. In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123(R)), which mandates expense recognition for stock options and other types of equity-based compensation based on the fair value of the options at the grant date. We will begin to recognize compensation expense using the modified prospective method under SFAS No. 123(R) for stock options in the first quarter of 2006. We currently expect to recognize approximately $37,000 of compensation expense in 2006 for stock options issued and outstanding at December 31, 2005. The following table illustrates the effect on net loss and earnings (loss) per share if we had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands, except per share data).

	Year Ended December 31,
	2005	2004	2003

Net loss, as reported	$(71,056)	$(63,569)	$(72,504)
Add: Total stock-based compensation cost, net of related tax effects, included in net loss	—	—	212
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(286)	(987)	(2,648)

Pro forma net loss	$(71,342)	$(64,556)	$(74,940)

Earnings (loss) per share:
Basic and Diluted — as reported	$(16.09)	$(51.45)	$(68.58)

Basic and Diluted — pro forma	$(16.15)	$(52.25)	$(70.89)

To determine pro forma information for the years ended December 31, 2004 and 2003 (there were no option grants during 2005) as if we had accounted for the employee stock options under the fair-value method as defined by SFAS No. 123, we used the Black-Scholes method, assuming no dividends, as well as the weighted average assumptions included in the following table:

	2004	2003

Expected option life (in years)	7	7
Expected volatility	78.8%	76.1%
Risk-free interest rate	4.03%	3.51%

Federal Income Taxes

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of income tax expense for the amount of taxes payable or refundable for the current year and for deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. We must make significant assumptions, judgments and estimates to determine our current provision for income taxes and also our deferred tax assets and liabilities and any valuation

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allowance to be recorded against our net deferred tax asset. The current provision for income tax is based upon the current tax laws and our interpretation of these laws, as well as the probable outcomes of any foreign or domestic tax audits. The value of our net deferred tax asset is dependent upon our estimates of the amount and category of future taxable income and is reduced by the amount of any tax benefits that are not expected to be realized. Actual operating results and the underlying amount and category of income in future years could render our current assumptions, judgments and estimates of recoverable net deferred taxes inaccurate, thus impacting our financial position and results of operations. Certain past changes in ownership have limited our ability to realize portions of the loss carryforwards, and future changes in ownership may further limit the loss carryforwards.

For the year ended December 31, 2005, we recorded a net reduction of $45.1 million to our valuation allowance related to the reduction of our deferred tax assets pursuant to the Section 382 limitation of the Internal Revenue Code disclosed below. For the years ended December 31, 2004 and 2003, we recorded a valuation allowance of $22.3 million and $23.1 million, respectively, for the net deferred tax assets that are not expected to be realized due to the uncertainty of future taxable income. Our valuation allowance as of December 31, 2005 is approximately $0.3 million.

Under Section 382 of the Internal Revenue Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period), the corporation’s ability to use its pre-change of control net operating loss carryforwards against its post-change of control income may be limited. The Exchange Transaction caused us to undergo an ownership change under Section 382 of the Internal Revenue Code. As a result of this ownership change, the amount of our pre-change of control net operating losses that may be utilized to offset future taxable income is subject to an annual limitation. The limitation under Section 382 is defined as the product obtained by multiplying (i) the aggregate market value of our stock, as applicable, immediately prior to the ownership change (with certain adjustments) by (ii) the highest of the long-term tax exempt rate in effect for any month in the 3-calendar month period ending with the calendar month in which the change date occurs. If a corporation has a net unrealized built-in gain that exceeds a certain threshold, the Section 382 limitation for each of the first five years following the ownership change will be increased by the amount of any recognized built-in gains for the year. Following the Exchange Transaction, the utilization of our net operating loss carryforwards incurred prior to June 2005 is subject to an annual limitation of approximately $0.5 million. We estimate that the amount of pre-June 2005 net operating losses that we can utilize during the loss carryforward period expiring beginning in 2016 is limited to approximately $10 million under Section 382, supplemented by an additional $19.7 million of net unrealized built-in gains. We have reduced our gross deferred tax asset and valuation allowance to reflect the reduced amount of net operating losses available under this limitation. These limitations on our ability to utilize our net operating loss carryforwards could result in an increase in our federal income tax liability in future taxable periods, which could affect our after-tax cash flow.

Fair Value of Financial Instruments

The carrying values of cash, receivables, accounts payable and accrued liabilities approximate fair value due to the short-term maturity of those instruments.

As of December 31, 2005, the carrying value of our debt, including $0.6 million accrued interest, was approximately $130.7 million. The fair value of our debt approximates the carrying value because the interest rates are based on floating rates identified by reference to market rates or because the interest rates charged are at rates at which we can currently borrow. Fair value was determined as noted above. A hypothetical 1% increase in the applicable interest rates as of December 31, 2005 would have increased annual interest expense by approximately $0.5 million.

Earnings Per Share

Earnings per share data for all periods presented are computed pursuant to SFAS No. 128, “Earnings Per Share” that requires a presentation of basic earnings per share (basic EPS) and diluted earnings per share (diluted EPS). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential

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dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock.

Other Comprehensive Loss

We have no items representing other comprehensive losses under SFAS No. 130, “Reporting Comprehensive Income.”

Foreign Currency

Foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than our functional currency, the U.S. dollar. Gains and losses on those foreign currency transactions are included in other income (expense) for the period of exchange. Foreign currency transaction (losses) gains were $(26,000) in 2005, $85,000 in 2004 and $(115,000) in 2003.

Reclassifications

Prior period amounts within the caption accounts receivable in the consolidated balance sheet as of December 31, 2004 have been reclassified to conform to the current period presentation. These reclassifications had no effect on net income (loss) or total stockholders’ equity.

Recent Accounting Pronouncements

In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB No. 20 and FAS No. 3” (“SFAS No. 154”). SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS No. 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154. SFAS No. 154 is required to be adopted in fiscal years beginning after December 15, 2005. We expect that the adoption of SFAS No. 154 in fiscal 2006 will not have a significant impact on our financial position, results of operations or cash flow.

2.	CONTRACT RECEIVABLES AND COSTS IN EXCESS OF BILLINGS:

Contract revenues are generally billed upon the completion of small contracts and are progress billed on larger contracts in accordance with contract terms and milestones. Costs in excess of billings solely represent costs incurred and estimated earnings not yet billed on jobs in progress.

Billed contract receivables, net, consist of the following (in thousands):

	December 31,
	2005	2004

Completed contracts	$2,419	$31,148
Contracts in progress(1)	30,458	45,185
Retention	10,546	11,220
Less: Allowance for doubtful accounts	—	(5,692)

	$43,423	$81,861

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	Includes receivables under certain contracts in progress related to work pursuant to contracts performed on a day rate basis for which we have no further performance obligations through the date of the billing.

Contracts in progress are as follows (in thousands):

	December 31,
	2005	2004

Costs incurred to date	$397,352	$428,630
Estimated earnings to date	81,828	71,401

	479,180	500,031
Less: Billings to date	(363,245)	(452,781)
Less: Allowance for doubtful costs in excess of billings	(33,092)	(33,092)

	$82,843	$14,158

Included in accompanying balance sheets under the following captions:
Costs in excess of billings, net	$90,229	$24,058
Billings in excess of costs	(7,386)	(9,900)

	$82,843	$14,158

As of March 9, 2006, we have collected $32.6 million of the total $32.9 million outstanding contract receivables (excluding retention) at December 31, 2005. We have also billed approximately $48.0 million of the total $90.2 million outstanding costs in excess of billings at December 31, 2005. The significant amounts of unbilled receivables for contracts in progress at December 31, 2005, included in costs in excess of billings, primarily relate to our claims on the EPC 64 contract that we performed for Pemex in 2001 and 2002, two major projects that we are currently working on, and unbilled amounts for our work on the repair portion of the IEC project. The unbilled amounts for our projects are billed as we complete the contracts or as we meet contract milestones in accordance with contract terms.

On July 7, 2005, we settled all claims related to the suit filed against Williams for breach of contract and wrongful withholding of amounts due to us for services provided on a pipeline project in 2003. Williams paid $4.8 million for all claims related to the suit and for the settlement of Williams’ portion of the insurance deductibles for Builder’s Risk insurance claims under the contract. We previously reported that our best estimate of the amount recoverable in connection with the lawsuit and the carrying amount reflected in our financial statements was $5.5 million for the breach of contract claim and $1.0 million for the Builder’s Risk insurance claims. We wrote-off the $1.7 million uncollectible claim during the third quarter of 2005.

On March 14, 2005, we reached a settlement with Iroquois for all claims related to breach of contract and wrongful withholding of amounts due to us for services performed under our contract with Iroquois. We settled for $21.5 million in March 2005 and wrote-off $5.7 million of the uncollectible claim. In conjunction with this settlement, we also reached agreement with several of our large subcontractors on this project to reduce the amounts owed to them by $1.5 million. After providing for payments of $16.7 million to subcontractors, we netted $4.8 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	PROPERTY AND EQUIPMENT:

Property and equipment consists of the following (in thousands):

	December 31,
	2005	2004

Barges, vessels and related equipment	$223,232	$222,036
Land and buildings	19,694	19,642
Machinery and equipment	245	245
Office furniture and equipment	6,509	6,232
Leasehold improvements	4,192	4,213

	253,872	252,368
Less-Accumulated depreciation	(67,456)	(53,564)

Property and equipment, net	$186,416	$198,804

During the year ended December 31, 2005, we incurred $2.2 million of capital expenditures primarily related to the upgrades to the Sea Horizon to begin work on the West Africa Gas Pipeline Company project and additions to construction equipment.

In 2004, we recorded impairment losses of $22.4 million on the Gulf Horizon, which caught fire while on tow from the U.S. Gulf of Mexico to Israel, and the Cajun Horizon which we removed from service. In 2003, we recorded a $21.3 million impairment charges on the value of the Phoenix Horizon, two diving support vessels, one small construction vessel, a cargo barge and related marine equipment due to lower expected utilization levels. These charges are reflected under impairment of property, equipment and intangibles in the accompanying statements of operations for the years ended December 31, 2004 and 2003. The difficult economic environment and depressed market for the marine construction industry throughout 2003 and in 2004 resulted in a decline in the utilization of our vessels, triggering the impairment of these vessels, the cargo barge and related marine equipment.

Assets Held For Sale

During the year ended December 31, 2005, we sold our remaining assets held for sale, which included a pipelay barge, two diving support vessels and a derrick barge, for $6.4 million, and we recorded a $2.3 million impairment loss to reduce the carrying value of these assets to their fair value. One of these assets was sold to a related party. See Note 12. During 2004, we completed the sale of the cargo barge for net proceeds of approximately $0.7 million. We recorded impairment losses of a $3.3 million in 2004 to reduce the net carrying value of these assets to their fair value, less the estimated costs of sale. Proceeds from the sale of these vessels were used to repay outstanding indebtedness collateralized by these assets.

4.	DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Other long-term assets consist of the following (in thousands):

	December 31,
	2005	2004

Capitalized dry-dock costs	$15,770	$17,007
Prepaid loan fees	2,408	8,548
Deposits	276	294
Other	1,219	1,011

	$19,673	$26,860

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accrued liabilities consist of the following (in thousands):

	December 31,
	2005	2004

Payroll and other compensation	$3,327	$3,758
Other	3,290	5,423

	$6,617	$9,181

5.	NOTES PAYABLE:

Notes payable consist of the following (dollars in thousands):

	December 31,
	2005	2004

Senior secured term loan A payable to Manchester Securities Corp. due in current monthly installments of $25, plus interest, maturing on March 31, 2007, collateralized by equity interests in our subsidiaries, cash securing the letter of credit under the IEC contract, accounts receivable, first or second mortgages on all vessels, second liens on marine facilities and Pemex claims and receivables. Interest payable 10% in cash and 5% payable in-kind monthly. Refinanced March 9, 2006, see Note 15	$24,178	$—
Senior secured term loan B payable to Manchester Securities Corp. due March 31, 2007, collateralized by a secondary claim in the collateral of term loan A. Interest payable 8% in cash and 2% payable in-kind monthly. Refinanced March 9, 2006, see Note 15	39,615	—
Term loan payable to GE Capital Corporation of Tennessee (formerly with Boeing Capital Corporation) due in 84 monthly principal installments of $238, plus interest, maturing June 30, 2010, collateralized by a mortgage on the Sea Horizon. Interest at Libor plus 4.80% (8.82% and 6.81% at December 31, 2005 and 2004, respectively)	27,857	30,714
Term loan payable to CIT Group due in 84 monthly principal installments of $500, plus interest, maturing March 31, 2006, collateralized by mortgages on certain vessels. Interest at Libor plus 6.0% and 2.65%, respectively (10.12% and 4.75% at December 31, 2005 and 2004, respectively). Refinanced March 9, 2006, see Note 15	11,824	24,603
Term loan payable to GE Capital Corporation due in 120 monthly installments of $115, including interest, maturing January 1, 2012, collateralized by a mortgage on the Pecos Horizon. Interest at the one-month commercial paper rate plus 2.45% (6.29% and 4.46% at December 31, 2005 and 2004, respectively)	7,260	8,213
Term loan payable GE Capital Corporation (formerly with SouthTrust Bank) due in 60 monthly installments of $72, including interest, maturing August 31, 2006, collateralized by the Port Arthur marine base. Interest at SouthTrust Bank’s prime rate plus 1/2% (7.75% and 5.75% at December 31, 2005 and 2004, respectively)	5,405	5,890
Term loan payable to Amegy Bank, N.A. (formerly Southwest Bank of Texas N.A.) (Amegy) due in 60 monthly principal installments of $15, plus interest, maturing November 1, 2006, collateralized by the Sabine Pass marine base. Interest at Amegy’s prime rate (7.25% and 5.25% at December 31, 2005 and 2004, respectively)	1,103	1,283
Other term debt	22	47
8% Subordinated Unsecured Notes due on March 31, 2010, interest payable in-kind quarterly	12,845	—
16% Subordinated Secured Notes net of discount, interest payable in-kind quarterly	—	64,411
18% Subordinated Secured Notes net of discount, interest payable in-kind quarterly	—	24,556

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,
	2005	2004

Revolving credit facility to Southwest Bank of Texas N.A. (interest was 7.00% at December 31, 2004)	—	21,000
Revolving credit facility to Southwest Bank of Texas N.A. (interest was 7.25% at December 31, 2004)	—	6,300
Revolving credit facility to CIT Group (interest was 5.54% at December 31, 2004)	—	25,573

Total debt, net of discount	$130,109	$212,590

Current maturities of long-term debt	$26,130	$42,243

Long-term debt, net of current maturities	$27,340	$81,379

Related party term debt	$63,794	$—

Subordinated notes, net of discount	$12,845	$88,968

Loan Facilities

At December 31, 2005, we had approximately $130.1 million of total outstanding debt, including outstanding borrowings of $63.8 million under our Senior Credit Facilities classified as related party term debt, including paid in-kind interest, $11.8 million on our CIT Group term loan, $41.7 million on six other term-debt facilities and $12.8 million on our Subordinated Notes, including paid in-kind interest. The outstanding debt at December 31, 2005 represents an approximate decrease of $102.7 million from the outstanding face amount of debt at December 31, 2004. This decrease in debt is primarily due to the exchange of approximately $85 million aggregate principal amount of Subordinated Notes for equity and the repayment in February 2005 of our revolving credit facilities with Southwest Bank of Texas, N.A., offset by the net proceeds received from the Senior Credit Facilities. At December 31, 2005, $26.1 million of our debt is classified as current because it matures within the next twelve months or the asset securing the indebtedness is classified as current. We have reflected debt maturing in 2006 that was refinanced in March 2006 as noncurrent at December 31, 2005. See Note 15. Interest rates vary from the one-month commercial paper rate plus 2.45% to 15%, and our average interest rate at December 31, 2005 was 10.2%. Our term-debt borrowings require approximately $2.3 million in total monthly principal payments after giving consideration to the financing transactions in February and March 2006 described in Note 15.

On March 31, 2005, we closed two loans under the Senior Credit Facilities of $30 million and $40 million, respectively, to refinance a portion of our debt maturing in 2005 and provide additional financing to meet our working capital needs. We received proceeds of $44.2 million in this financing transaction, net of $25.8 million, including accrued interest of $0.2 million, used to repay all outstanding amounts under our CIT Group revolving credit facility. The net proceeds were used to make a $2.0 million prepayment on our CIT Group term loan, pay $3.0 million of closing costs and fees, provide working capital to support operations and other general corporate purposes.

On March 9, 2006, we repaid the outstanding amounts under the Senior Credit Facilities maturing in March 2007 as well as the outstanding amounts under our CIT Group term loan maturing in March 2006 with the financing transaction described in Note 15.

We completed the Exchange Transaction on June 10, 2005 pursuant to which we exchanged debt for equity with all the holders of our Subordinated Notes. We issued 2,400,001 shares of our common stock and one million shares of Series B Preferred Stock to the holders of our Subordinated Notes in exchange for approximately $85 million of the approximately $110 million aggregate principal amount of outstanding Subordinated Notes at June 10, 2005 and all of the 1,400 outstanding shares of our Series A Preferred Stock. These securities were also issued in consideration of (i) all of the holders of our Subordinated Notes consenting to the $70 million Senior Credit Facilities and release of the collateral securing the Subordinated Notes, (ii) amending the terms of the $25 million aggregate principal amount of Subordinated Notes that remained outstanding after the consummation

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of the Exchange Transaction and, (iii) if applicable, participating in the $70 million Senior Credit Facilities as a lender.

The $25 million of 8% Subordinated Notes that remained outstanding after the Exchange Transaction accrue interest annually at 8% payable in-kind and mature on March 31, 2010. During December 2005, we exchanged $13.2 million, including accrued and unpaid interest, of our 8% Subordinated Notes in transactions that resulted in the issuance of 1,395,272 shares of our common stock. The 8% Subordinated Notes are subordinate and junior to our existing senior secured debt in all respects. We have classified all of our 8% Subordinated Notes as long-term debt at December 31, 2005 because the 8% Subordinated Notes mature on March 31, 2010 and their holders released all of the collateral securing the 8% Subordinated Notes in the Exchange Transaction.

All of our assets are pledged as collateral to secure our indebtedness. Our loans are collateralized by mortgages on all of our vessels and property and by accounts receivable and claims. Our loans contain customary default and cross-default provisions and covenants that restrict our ability to create additional liens, incur additional indebtedness, enter into affiliate transactions, dispose of assets, make any investments and pay dividends without lender consent. Our loans also require us to maintain financial ratios at quarterly determination dates. At December 31, 2005, we were in compliance with all the financial covenants required by our loan and credit facilities.

In the event that we do not meet our financial covenants and we are unsuccessful in obtaining waivers of non-compliance, our lenders would have the right to accelerate our debt with them, and cross-default provisions could result in the acceleration of all of our indebtedness. If this occurs, we would have to consider alternatives to settle our existing liabilities with our limited resources.

Maturities of long-term debt and the Subordinated Notes for each of the years ending December 31 are as follows (in thousands):

2006	$26,130
2007	10,689
2008	11,129
2009	11,199
2010	38,285
Thereafter	32,677

$130,109

6.	INCOME TAXES:

Total tax expense (benefit) for the years ended December 31, 2005, 2004 and 2003 consists of (in thousands):

	Year Ended December 31,
	2005	2004	2003

Current
State	$24	$10	$165
U.S. Federal	—	(784)	—
Foreign	3,022	2,877	1,308

Total current	3,046	2,103	1,473

Deferred
U.S. Federal	—	—	(9,072)

Total deferred	—	—	(9,072)

	$3,046	$2,103	$(7,599)

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The source of income (loss) before income tax expense (benefit) is as follows (in thousands):

	Year Ended December 31,
	2005	2004	2003

United States	$(66,000)	$(60,465)	$(83,770)
Foreign	(2,010)	(1,001)	3,667

	$(68,010)	$(61,466)	$(80,103)

The income tax expense (benefit) for the years ended December 31, 2005, 2004 and 2003 differs from the amount computed by applying the U.S. statutory federal income tax rate of 34 percent to consolidated income before income taxes as follows (dollars in thousands):

	Year Ended December 31,
	2005		2004		2003

Expense (benefit) computed at federal statutory rate	$(23,123)	(34.0)%	$(20,898)	(34.0)%	$(27,235)	(34.0)%
Increase (decrease) in provision from:
State income tax net of federal benefit	16	0.0	1	0.0	109	0.1
Foreign taxes	3,706	5.4	3,217	5.2	(275)	(0.3)
Foreign income inclusion/(exclusion)	211	0.3	(2,071)	(3.4)	(40)	(0.0)
Nondeductible expenses	212	0.3	417	0.7	114	0.1
Research and development credit	—	—	(486)	(0.8)	(3,421)	(4.3)
Alternative minimum tax credit refund	—	—	(784)	(1.2)	—	—
Book/tax difference on debt for equity exchange	1,675	2.5	—	—	—	—
Other	297	0.4	378	0.6	—	—
Write-off of deferred tax assets	65,201	95.9	—	—	—	—
Change in deferred tax asset valuation allowance	(45,149)	(66.3)	22,329	36.3	23,149	28.9

	$3,046	4.5%	$2,103	3.4%	$(7,599)	(9.5)%

The difference in the effective tax rate and the statutory tax rate for 2005 is primarily due to the write-off of certain deferred tax assets pursuant to the Section 382 limitation of the Internal Revenue Code based on our change of control from the Exchange Transaction. Deferred income tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tax effects of the temporary differences that give rise to the significant portions of the deferred tax assets and liabilities are presented below (in thousands):

	December 31,
	2005	2004

Assets —
Net operating loss carryforwards	$23,549	$59,781
Gain on asset sales	—	967
Accrued expense not currently deductible	980	1,494
Contributions carryover	69	64
Research and development credit	—	3,907
Allowance for doubtful accounts	11,251	13,187
Alternative minimum tax carryforwards	133	133
Foreign tax credit	1,495	—
Other	1,097	460

Total gross deferred tax assets	38,574	79,993
Liabilities —
Book/tax depreciation difference	38,245	34,515

Net deferred tax assets	329	45,478
Valuation allowance	(329)	(45,478)

	$—	$—

For the year ended December 31, 2005, we recorded a net reduction of $45.1 million to our valuation allowance related to the reduction of our deferred tax assets pursuant to the Section 382 limitation of the Internal Revenue Code discussed below. For the years ended December 31, 2004 and 2003, we recorded a valuation allowance of $22.3 million and $23.1 million, respectively, for the net deferred tax assets that are not expected to be realized due to the uncertainty of future taxable income. Our valuation allowance as of December 31, 2005 is approximately $0.3 million.

Under Section 382 of the Internal Revenue Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period), the corporation’s ability to use its pre-change of control net operating loss carryforwards against its post-change of control income may be limited. The Exchange Transaction caused us to undergo an ownership change under Section 382 of the Internal Revenue Code. As a result of this ownership change, the amount of our pre-change of control net operating losses that may be utilized to offset future taxable income is subject to an annual limitation. The limitation under Section 382 is defined as the product obtained by multiplying (i) the aggregate market value of our stock, as applicable, immediately prior to the ownership change (with certain adjustments) by (ii) the highest of the long-term tax exempt rate in effect for any month in the 3-calendar month period ending with the calendar month in which the change date occurs. If a corporation has a net unrealized built-in gain that exceeds a certain threshold, the Section 382 limitation for each of the first five years following the ownership change will be increased by the amount of any recognized built-in gains for the year. Following the Exchange Transaction, the utilization of our net operating loss carryforwards incurred prior to June 2005 is subject to an annual limitation of approximately $0.5 million. We estimate that the amount of pre-June 2005 net operating losses that we can utilize during the loss carryforward period expiring beginning in 2016 is limited to approximately $10 million under Section 382, supplemented by an additional $19.7 million of net unrealized built-in gains. We have reduced our gross deferred tax asset and valuation allowance to reflect the reduced amount of net operating losses available under this limitation. These limitations on our ability to utilize our net operating loss carryforwards could result in an increase in our federal income tax liability in future taxable periods, which could affect our after-tax cash flow.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	COMMITMENTS AND CONTINGENCIES:

Contractual Disputes and Litigation

In July 2003, we formally submitted total claims to Pemex of approximately $78 million that included unapproved claims for extra work related to interferences, interruptions and other delays, as well as claims for additional scope of work performed. During 2003, we reserved $33.1 million related to our previously recorded outstanding unapproved claims against Pemex. Since that time, our negotiations with Pemex have resulted in us settling the non-weather claims for $9.1 million. We submitted the Pemex EPC 64 claims related to interruptions due to adverse weather conditions to arbitration in Mexico in accordance with the Rules of Arbitration of the International Chamber of Commerce in April 2005. The arbitration process is at an early stage, and we intend to vigorously pursue our claims. A trial date has been scheduled for March 27, 2006. As of December 31, 2005, the carrying value of this claim included in costs in excess of billings totaled $18.5 million, net of a $33.1 million allowance for doubtful costs in excess of billings.

On May 18, 2004, our pipelay barge, the Gulf Horizon, caught fire while on tow from the U.S. Gulf of Mexico to Israel to perform the IEC project. In August 2004, the underwriters on the policy for marine hull insurance purchased to cover physical damage to the Gulf Horizon during the tow filed an action for declaratory judgment in the English High Court seeking a declaration that the policy is void from its inception due to a misrepresentation of the risk. The underwriters also added a claim that the barge was unseaworthy at the inception of coverage. We counter-claimed for the total policy limits of $28 million, plus legal and labor expenses. We are currently in the process of preparing and exchanging evidence of experts and witnesses. A trial date has been set for June 26, 2006. Management intends to vigorously pursue its claims against the marine hull insurance underwriters.

We are involved in various routine legal proceedings primarily involving claims for personal injury under the Jones Act and general maritime laws, which we believe are incidental to the conduct of our business. We believe that none of these proceedings, if adversely determined, would have a material adverse effect on our business or financial condition.

Leases

We lease office space at various locations under operating leases that expire through 2008, and we have other operating leases expiring thereafter. Our operating leases for our corporate office are subject to increases for variable operating expenses. Rental expense was $4.1 million for 2005 (including $0.5 million related to lease exit costs, see below), $3.4 million for 2004 and $3.1 million for 2003. Future minimum non-cancelable lease commitments under these agreements for the years ending December 31 are as follows (in thousands):

2006	$2,729
2007	2,471
2008	2,268
2009	136
2010	136
Thereafter	96

$7,836

During 2005, we committed to an exit plan to vacate approximately 21,000 square feet of space at our corporate headquarters. We finalized a sublease for 21,000 square feet in November 2005 expiring in 2008. We recorded a $0.5 million charge for lease exit costs that is reflected under selling, general and administrative expenses in the accompanying statements of operations for the year ended December 31, 2005. This charge represents an accrual for our continued liability under our lease, net of sublease income. We will receive approximately $317,000 of annual sublease income for 2006, 2007 and 2008.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Insurance

We participate in a retrospectively rated insurance agreement. In our opinion, we have adequately accrued for all material liabilities arising from these agreements based upon the total incremental amount that would be paid based upon the with-and-without calculation assuming experience to date and assuming termination.

Employment Agreements

We have entered into employment agreements with four executive officers that expire in 2008. We currently do not have any key-man life insurance with respect to our executive officers.

8.	LOSS ON EXTINGUISHMENT OF DEBT:

We recognized losses on debt extinguishment, included in the accompanying consolidated statements of operations, for the years ended December 31, 2005, 2004 and 2003 related to the write-off of unamortized deferred loan fees and debt discount and prepayment penalties as follows (dollars in thousands):

	Year Ended December 31,
	2005	2004	2003

Exchange Transaction
Deferred loan fees	$5,475	$—	$—
Debt discount	16,400	—	—

	21,875	—	—

Prepayments on 18% Subordinated Notes
Deferred loan fees	759	800	—
Debt discount	504	754	—

	1,263	1,554	—

Early payment of related party debt
Deferred loan fees	—	165	—

Early payment of debt due to the refinancing of the Sea Horizon Prepayment penalty	—	—	569
Deferred loan fees	—	—	299

	—	—	868

	$23,138	$1,719	$868

9.	SEVERANCE CHARGES:

We incurred severance charges for the year ended December 31, 2005 of $443,000 related to the severance benefits under our employment agreement with a former executive officer and director. During 2003 and 2004, we incurred severance charges related to the severance benefits under employment agreements with former senior employees, including a former president and chief executive officer. A rollforward of the severance liability included in accrued liabilities for the year ended December 31, 2005 is presented in the table that follows (in thousands).

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Balance, December 31, 2002	$—
Severance expense	382
Payments	(151)

Balance, December 31, 2003	231
Severance expense	2,266
Payments	(168)
Adjustments	(131)

Balance, December 31, 2004	2,198
Severance expense	443
Payments	(2,534)
Adjustments	—

Balance, December 31, 2005	$107

10.	EMPLOYEE BENEFIT PLAN:

We have a 401(k) Plan for all eligible employees and we make matching contributions to the plan, at the discretion of management. We contributed $98,000, $418,000 and $428,000 of common stock to the plan for matching contributions during 2005, 2004 and 2003, respectively. In addition, we made $300,000 in cash matching contributions to the plan in 2005, and we intend to continue to make future contributions with cash.

Participants become vested in the matching contribution based on years of service with us in accordance with the following schedule:

Years of Vested Service	Vested Percentage

Less than 2	0%
2	20
3	40
4	60
5	80
6	100

The Plan provides for a participant to be fully vested upon death, permanent disability or the employee’s normal retirement date.

11.	STOCKHOLDERS’ EQUITY:

Authorized Shares

At our 2005 annual meeting held on September 13, 2005, our stockholders approved an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 1,500,000,000 (all of which have voting rights). We filed this amendment with the Secretary of State of Delaware on September 15, 2005.

Par Value

At our 2005 annual meeting held on September 13, 2005, our stockholders approved an amendment to our certificate of incorporation to reduce the par value of each share of our common and preferred stock from $1.00 per share to $0.001 per share. We filed this amendment with the Secretary of State of Delaware on September 15, 2005. On October 26, 2005, in accordance with the stockholder approval requirements under Delaware law and our amended and restated certificate of incorporation, and after prior approval by our board of directors, stockholders holding an aggregate of 58.2% of the outstanding shares of our common stock approved, by

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

written consent in lieu of a meeting, an amendment to our certificate of incorporation to reduce the par value of our common stock and preferred stock from $0.001 per share to $0.00001 per share. In connection with the execution of this written consent, we filed an information statement on Schedule 14C with the SEC in the manner required by Rule 14c-2(b) under the Securities Exchange Act of 1934, informing our stockholders of this approval. The information statement was mailed on our about November 14, 2005 to stockholders of record as of the close of business on October 26, 2005. The certificate of amendment to our amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on December 12, 2005. During 2005, we adjusted our stockholders’ equity accounts by reducing our stated capital and increasing our additional paid-in capital by approximately $81.9 million to reflect the reduction in par value.

Earnings Per Share

The following table presents information necessary to calculate earnings per share for the years ended December 31, 2005, 2004 and 2003 (in thousands, except per share amounts):

	2005	2004	2003

Net loss	$(71,056)	$(63,569)	$(72,504)
Average common shares outstanding	4,417	1,236	1,057

Basic earnings (loss) per share	$(16.09)	$(51.45)	$(68.58)

Average common and dilutive potential common shares outstanding:
Average common shares outstanding	4,417	1,236	1,057
Assumed exercise of stock options	—	—	—
	—	—	—

	4,417	1,236	1,057

Diluted earnings (loss) per share	$(16.09)	$(51.45)	$(68.58)

Earnings per share data for all periods presented have been computed pursuant to SFAS No. 128, “Earnings Per Share” that requires a presentation of basic earnings per share (basic EPS) and diluted earnings per share (diluted EPS). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. As of December 31, 2005, we had outstanding options covering an aggregate of 85,024 shares of common stock, of which 78,303 shares were exercisable. Restricted stock grants are legally considered issued and outstanding, but are included in both basic and diluted EPS only to the extent they are vested. Nonvested shares are included in the computation of diluted EPS using the treasury stock method. Excluded from the computation of diluted EPS for the year ended December 31, 2005 are 815,210 shares of unvested restricted stock, as they would be anti-dilutive. Excluded from the computation of diluted EPS for the year ended December 31, 2005 are options to purchase 85,024 shares of common stock at a weighted average price of $183.50 per share, as they would be anti-dilutive. Excluded from the computation of diluted EPS for the year ended December 31, 2004 and 2003 are options to purchase 130,449 and 136,907 shares of common stock at a weighted average price of $176.00 and $183.50 per share, respectively, as they would be anti-dilutive.

Restricted Stock

On September 15, 2005, we issued 1,086,943 shares of restricted stock under our 2005 Incentive Plan to key members of our management team. The shares vest in four equal installments on September 30, 2005 and July 6, 2006, 2007 and 2008. We recorded deferred compensation of $12.5 million as a reduction to stockholders’ equity for this restricted stock grant based on a closing price of $11.50 on the date of grant. On September 30, 2005, 271,736 shares of restricted stock vested, and we amortized $4.2 million of deferred compensation expense, which

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

is reflected in selling, general and administrative expenses in the accompanying consolidated statements of operations. In accordance with the restricted stock agreements, we withheld and retired 71,874 of the vested shares to satisfy the employees’ related tax withholding obligations that we remitted to the taxing authorities. The amount of withholding on September 30, 2005 was determined on the basis of a discounted value of $7.25 per share and applicable federal withholding tax rates.

Warrants

In connection with the issuance of the 16% Subordinated Notes in March 2004, we issued to the holders of such notes warrants to purchase an aggregate of 211,332 shares of our common stock for an exercise price of $25.00 per share, expiring March 11, 2009. Holders paid the initial exercise price of $24.75 per share upon issuance of the warrants, and the remaining $0.25 of the per share exercise price was paid upon purchase of the shares. All of these warrants were exercised as of December 31, 2004. The 16% Subordinated Notes were initially recorded net of a discount totaling approximately $17.3 million, which represents the amount allocable to the warrants based on fair value.

Exchange of Debt for Equity

On June 10, 2005, we completed the Exchange Transaction that we entered into with the holders of all of our Subordinated Notes. We issued 2,400,001 shares of our common stock and one million shares of Series B Preferred Stock to the holders of our Subordinated Notes in exchange for approximately $85 million of the outstanding Subordinated Notes and all of the 1,400 outstanding shares of our Series A Preferred Stock. During the fourth quarter of 2005, all of the shares of Series B Preferred Stock were exchanged for or converted into a total of 22,165,574 shares of our common stock in accordance with the certificate of designation governing the preferences and rights of this security.

In December 2005, we exchanged $8.0 million in aggregate principal amount (including accrued and unpaid interest) of 8% Subordinated Notes for non-interest bearing convertible notes that were converted into 842,105 shares of our common stock at $9.50 per share prior to December 31, 2005. On December 23, 2005, we exchanged an additional $5.2 million aggregate principal amount (including accrued and unpaid interest) of our 8% Subordinated Notes, for 553,167 shares of our common stock.

We filed registration statements during the fourth quarter of 2005 and the first quarter of 2006 covering the resale of the shares of common stock issued in the above transactions. See Note 1.

Mandatorily Redeemable Preferred Stock

In connection with the issuance of an additional $9.625 million of 18% Subordinated Notes on November 4, 2004, we issued to the purchasers of such notes 1,400 shares of Series A Preferred Stock, for $1.00 per share. Pursuant to SFAS No. 150, we were required to classify the outstanding shares of Series A Preferred Stock as a liability at December 31, 2004 due to their mandatory redemption feature. Because the amount to be paid upon redemption varied and was based on conditions that were not determinable, the Series A Preferred Stock was subsequently measured at the amount of cash that would be paid under the specified conditions as if redemption occurred at each reporting date. The fair value of the Series A Preferred Stock was $0.4 million and was reflected as a long-term liability in our consolidated balance sheet as of December 31, 2004. During 2004, we recognized a $1.6 million decrease in fair value of this liability, which reduced interest expense, and through June 2005 we recognized a $0.9 million increase in the fair value of this liability, which increased interest expense. The 1,400 shares of Series A Preferred Stock were canceled after they were exchanged in the Exchange Transaction on June 10, 2005.

The Series B Preferred Stock issued in the Exchange Transaction described in Note 1 had a mandatory redemption feature prior to its conversion into 22,165,574 shares of common stock during the fourth quarter of 2005. In accordance with EITF No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments” (EITF No. 00-27), we determined that the Series B Preferred Stock issued on June 10, 2005 contained a beneficial

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

conversion feature. Based on the effective conversion price (the conversion price of the Series B Preferred Stock into common, and the fair value of the common stock at the date of issue) of the Series B Preferred Stock of $40.00 per share and the market value of our common stock of $7.50 per share at June 10, 2005, the intrinsic value was calculated to be $95.6 million; however, in accordance with EITF No. 00-27, the amount of the debt discount allocated to the beneficial conversion feature is limited to the amount of proceeds allocated to the instrument. The beneficial conversion feature resulted in a debt discount of the Series B Preferred Stock of $40.0 million at June 10, 2005. Accordingly, we recognized $40.0 million as additional paid-in-capital to account for the deemed debt discount on the Series B Preferred Stock as of the issuance date on June 10, 2005. During the fourth quarter of 2005, we amortized the $40.0 million of debt discount to interest expense. This mandatory conversion was contingent upon us filing amendments to our amended and restated certificate of incorporation to increase our authorized shares of common stock to 1.5 billion shares and to further reduce the par value of our common stock to $0.00001 per share in December 2005.

Private Placement of Common Stock

On December 19, 2005, we issued 2,106,000 shares of our common stock to several accredited investors at $9.50 per share resulting in net proceeds of $18.8 million after deducting commissions and other expenses of $1.2 million. The net proceeds will be used for working capital and general corporate purposes. We filed a registration statement in February 2006 covering the resale of the shares of common stock issued in the Private Placement. See Note 1.

Stockholders’ Rights Plan

On September 13, 2005, we entered into Amendment No. 2 to the Rights Agreement, dated January 11, 2002, with Mellon Investor Services, LLC, as rights agent, to amend the definition of “Final Expiration Date” so that the rights governed by the Rights Agreement expired on September 30, 2005.

Stock Options

At our 2005 annual meeting, our stockholders approved the 2005 Incentive Plan. A total of 2.8 million shares of our common stock are authorized to be issued under the 2005 Incentive Plan, which will remain in effect until all awards granted under the 2005 Incentive Plan have been satisfied, through the grant of various types of incentives. In September 2005, 1,086,943 shares of restricted stock were granted to key members of our management team under the 2005 Incentive Plan. The 2005 Incentive Plan provides for the granting of stock options to directors, executive officers, other employees and certain non-employee consultants. There have been no options granted under the 2005 Incentive Plan. The terms of the option awards (including vesting schedules) are established by the compensation committee of the board of directors, but generally vest ratably over three years and unexercised options expire ten years from the date of issue. At December 31, 2005, we had 1,713,057 shares of common stock remaining to be issued in aggregate under the 2005 Incentive Plan. No additional grants will be made under our other existing stock-based compensation plans, which have the same characteristics as the 2005 Incentive Plan.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes activity under our stock option plans for the years ended December 31, 2005, 2004 and 2003:

		Weighted
	Shares	Average Price

Outstanding at December 31, 2002	108,729	$214.75
Granted	35,426	$89.50
Forfeited	(7,248)	$194.25

Outstanding at December 31, 2003	136,907	$183.50
Granted	4,600	$37.75
Forfeited	(11,058)	$210.50

Outstanding at December 31, 2004	130,449	$176.00
Forfeited	(45,425)	$161.75

Outstanding at December 31, 2005	85,024	$183.50

The following table summarizes information on stock options outstanding and exercisable as of December 31, 2005, pursuant to the plans:

	Options Outstanding
		Weighted Average		Options Exercisable
	Shares	Remaining	Weighted Average	Shares	Weighted Average
Range of Exercise Prices	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price

$395.00 to $582.00	4,356	5.14	$464.25	4,356	$464.25
$207.50 to $394.75	17,400	2.79	$316.00	17,400	$316.00
$107.50 to $207.25	40,994	5.15	$154.75	40,634	$155.00
$61.75 to $107.25	19,474	7.26	$86.25	13,113	$86.00
$20.00 to $61.50	2,800	8.58	$20.00	2,800	$20.00

$20.00 to $582.00	85,024	5.26	$183.50	78,303	$191.75

In December 2004, the FASB issued SFAS No. 123(R), which mandates expense recognition for stock options and other types of equity-based compensation based on the fair value of the options at the grant date. We will begin to recognize compensation expense using the modified prospective method under SFAS No. 123(R) for stock options in the first quarter of 2006. We currently expect to recognize approximately $37,000 of compensation expense in 2006 for stock options issued and outstanding at December 31, 2005.

Treasury Stock

Treasury stock is stated at the average cost basis. As of December 31, 2005, treasury stock consisted of 10,031 shares at a cost of $1.6 million, following the issuance of 5,828 shares for the Company’s 401(k) matching contributions in the quarter ended March 31, 2005. Subsequent to March 31, 2005, there were no shares issued for the Company’s 401(k) matching contributions. We are prohibited from issuing treasury stock for the matching contributions, without consents, and are currently making cash matching contributions.

12.	RELATED PARTY TRANSACTIONS:

In August 1998, we entered into a master services agreement with Odyssea Marine, Inc. (Odyssea), an entity wholly-owned by Elliott Associates, L.P. and Elliott International L.P. (collectively, the Elliott Companies), to charter certain marine vessels from Odyssea. The Elliott Companies and an affiliate, Manchester Securities Corp., are collectively our largest stockholder. As of December 31, 2005, we owed Odyssea $5.9 million for charter

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

services compared to $3.5 million at December 31, 2004. Odyssea billed Horizon and Horizon paid Odyssea for services rendered under the agreement as follows (in millions).

	2005	2004	2003

Amount billed to Horizon	$15.3	$10.3	$17.1
Amount paid to Odyssea	$12.9	$7.9	$20.2

During the fourth quarter of 2005, we sold a diving support vessel that was held for sale to Odyssea for $1.5 million. We recognized an impairment loss of $0.8 million during the third quarter on this asset held for sale. See Note 3.

On March 31, 2005, we closed the loans under the Senior Credit Facilities of $30 million and $40 million, respectively, with Manchester Securities Corp., an affiliate of Elliott Associates, L.P. and under common management with Elliott International, L.P., and other holders or affiliates of holders of our Subordinated Notes and beneficial owners of our common stock. On March 9, 2006, we entered into a loan agreement with the CIT Group and used a portion of the proceeds from this term loan to repay the outstanding amounts under the Senior Credit Facilities.

We issued an aggregate of 2,400,001 shares of our common stock and an aggregate of one million shares of Series B Preferred Stock in the Exchange Transaction in June 2005. During the fourth quarter of 2005, 22,165,574 shares of our common stock were issued to holders of our Subordinated Notes upon the conversion or earlier exchange of our Series B Preferred Stock. During December 2005, we exchanged approximately $13.2 million, including accrued and unpaid interest, of our Subordinated Notes in transactions that resulted in the issuance of 1,395,272 shares of our common stock to these holders. The total shares of common stock held by Elliott Companies and Manchester Securities Corp. (collectively, the Elliott Entities), Lloyd I. Miller and his affiliates (collectively, Miller), Falcon Mezzanine Partners, LP (Falcon), B. Riley & Co., Inc. and its affiliates (collectively, Riley) and Highland Crusader Offshore Partners (Highland), each of which were at least 5% beneficial owners of our common stock on December 31, 2005, and other holders are as follows:

		% of
		Outstanding
	Total	Common Stock
	Shares of	on December 31,
	Common Stock	2005

Elliott Entities	10,006,119	32.9%
Miller	5,352,877	17.6%
Falcon	3,200,575	10.5%
Riley	2,612,608	8.6%
Highland	2,243,327	7.4%
Other Subordinated Note holders	2,545,340	8.4%

	25,960,846	85.5%

We filed separate registration statements during the fourth quarter of 2005 and the first quarter of 2006 covering the resale of the shares of common stock issued in the above transactions. See Note 1.

If these stockholders act together, they are in a position to control the election of our directors and to control or exercise substantial influence over the outcome of any matter requiring a stockholder vote.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The remaining $12.8 million of outstanding 8% Subordinated Notes, including paid in-kind interest, as of December 31, 2005 are held by the Elliott Entities, Falcon, and Miller, each of which were at least 5% beneficial owners of our common stock on December 31, 2005, as follows (in millions):

Amount

Elliott Entities	$4.6
Miller	3.4
Falcon	4.8

$12.8

13.	GEOGRAPHIC INFORMATION:

Horizon operates in a single industry segment, the marine construction services industry. Geographic information relating to Horizon’s operations follows (in millions):

	Year Ended December 31,
	2005	2004	2003

Revenues:
Domestic	$180.2	$73.0	$201.7
Latin America	33.3	58.2	3.9
West Africa	76.8	17.4	16.2
Southeast Asia/Mediterranean	34.7	105.6	48.1
Other	—	—	0.4

Total	$325.0	$254.2	$270.3

Gross Profit(1):
Domestic	$49.0	$(6.6)	$0.8
Latin America	0.4	11.5	(0.7)
West Africa	7.9	0.9	(1.4)
Southeast Asia/Mediterranean	(0.5)	22.0	8.1
Other	—	—	(0.3)

Total	$56.8	$27.8	$6.5

	As of December 31,
	2005	2004

Long-lived assets(2):
Domestic	$109.6	$119.9
Latin America	0.1	0.1
West Africa	58.2	18.8
Southeast Asia/Mediterranean	18.5	60.0

Total	$186.4	$198.8

(1)	Gross profit for each geographic segment includes costs incurred related to idle and stacked equipment.

(2)	Property and equipment includes vessels, property and related marine equipment. Amounts reflect the location of the assets at December 31, 2005 and 2004. Equipment location changes as necessary to meet working requirements. Other identifiable assets include inventory and other long-term assets, and are primarily located in the domestic region.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

The marine construction industry in the U.S. Gulf of Mexico and offshore Mexico is seasonal, with contracts being awarded in the spring and early summer and the work being performed before the onset of adverse winter weather conditions. Seasonality and adverse weather conditions historically have resulted in lower revenues in the fourth and first quarters. We have attempted to offset the seasonality of our core operations in the U.S. Gulf of Mexico and Mexico by expanding our operations to international areas offshore Southeast Asia, West Africa and the Mediterranean. Work in international shallow water areas offshore Southeast Asia and in the Mediterranean is less cyclical and is not impacted seasonally to the degree the U.S. Gulf of Mexico and offshore Mexico is impacted. The West Africa work season helps to offset the decreased demand during the winter months in the U.S. Gulf of Mexico. Full year results are not a direct multiple of any quarter or combination of quarters because of this seasonality.

The following table sets forth selected quarterly information for 2005 and 2004 (in thousands, except per share data). We believe that all necessary adjustments have been included in the amounts stated below to present fairly the results of such periods.

	Quarter Ended
	March 31	June 30	September 30	December 31

2005

Contract revenues	$37,346	$70,504	$92,805	$124,389

Gross profit(1)	2,596	9,124	20,980	24,064

Operating income (loss)(1)(2)	(2,972)	419	8,838	15,585

Net income (loss)(1) (2) (3)(4)	(15,473)	(27,738)	3,080	(30,925)

EARNINGS (LOSS) PER SHARE:

Net income (loss) per share — basic	$(12.01)	$(15.24)	$0.83	$(2.87)

Net income (loss) per share — diluted	$(12.01)	$(15.24)	$0.12	$(2.87)

Shares used in computing net income (loss) per share:

Basic	1,289	1,820	3,693	10,771

Diluted	1,289	1,820	25,991	10,771

2004

Contract revenues	$42,483	$44,932	$94,600	$72,194

Gross profit (loss)(5)	(124)	(1,031)	15,940	13,033

Operating loss(5) (6)(7)	(5,965)	(9,032)	(13,285)	(5,908)

Net loss(5) (6) (7)(8)	(10,698)	(16,195)	(23,127)	(13,549)

LOSS PER SHARE:

Net loss per share — basic and diluted	$(9.67)	$(12.72)	$(18.10)	$(10.55)

Shares used in computing net loss per share:

Basic and Diluted	1,106	1,273	1,278	1,284

(1)	Includes a pretax $0.7 million impairment loss on our inventory of production platforms included in cost of contract revenues during the fourth quarter of 2005.

(2)	Includes a pretax $1.7 million reserve for the settlement of the Williams claim during the second quarter of 2005 and a $2.3 million impairment loss on assets held for sale during the third quarter of 2005.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3)	Includes a pretax loss on debt extinguishment of $23.1 million, primarily related to the Exchange Transaction during the second quarter of 2005, and the amortization of the $40.0 million debt discount for the beneficial conversion feature of our Series B Preferred Stock in December 2005.

(4)	Includes a $0.3 million valuation allowance to fully offset the net deferred tax asset at December 31, 2005.

(5)	Includes a pretax $6.4 million impairment loss on our inventory of production platforms included in cost of contract revenues during the fourth quarter of 2004.

(6)	Includes a pretax $20.3 million impairment loss on property, equipment and intangibles for the Gulf Horizon due to a fire recorded during the third quarter of 2004.

(7)	Includes a pretax $5.7 million reserve for settlement of the Iroquois litigation and claims, $2.1 million impairment loss on property, equipment and intangibles and $3.3 million loss on assets held for sale during the fourth quarter of 2004.

(8)	Includes a $22.3 million valuation allowance to fully offset the net deferred tax asset recorded during 2004.

15.	SUBSEQUENT EVENTS:

On February 17, 2006, we completed the acquisition of the Texas Horizon, a diving support and deepwater reel pipelay vessel, for a purchase price of $23 million with $12 million cash and the balance of $11 million financed by General Electric Capital Corporation (GE Capital). The loan is payable in eleven quarterly installments of $0.9 million beginning May 1, 2006, plus interest at an annual rate of LIBOR plus 3.50%, maturing on February 1, 2009. The loan is collateralized by a mortgage on the vessel and contains customary events of default and covenants that restrict our ability to incur additional indebtedness or create additional liens, make any investments, dispose of assets, pay any dividends and enter into affiliate transactions without lender consent. The loan also requires us to maintain financial ratios at quarterly determination dates. Upon an event of default under the GE Capital term loan, the interest rate increases by 2.00%.

On March 9, 2006, we entered into a loan agreement with the CIT Group pursuant to which we borrowed approximately $77.4 million in asset based financing (inclusive of closing costs and fees of approximately $2.7 million), which matures over a 60 month period. The proceeds from this term loan were used to repay outstanding debt maturing in March 2006 and our related party term debt under the Senior Credit Facilities maturing in March 2007 and to pay closing costs and fees. The $77.4 million CIT Group term loan is payable in monthly installments of $0.9 million, plus interest, for the first 24 months beginning March 31, 2006 and $0.6 million, plus interest, for the next 35 months, at an annual rate of LIBOR plus 4.50%, with a balloon payment at maturity on March 9, 2011. We are also required to repay $5.0 million either upon receipt of proceeds from our Pemex claim or Gulf Horizon insurance claim, or on March 31, 2008. In connection with the refinancing of our maturing debt, including the Senior Credit Facilities, we will incur a $2.4 million loss on debt extinguishment during the first quarter of 2006 related to the write-off of the unamortized portion of deferred loan fees and a prepayment penalty on the Senior Credit Facilities. The loan is collateralized by mortgages on most of our vessels and contains customary events of default, cross-default provisions and covenants that restrict our ability to create additional liens, consolidate or merge with another company, incur additional indebtedness, enter into certain charter agreements, dispose of assets, repay certain indebtedness, enter into affiliate transactions, enter into certain lease agreements, pay dividends or operate the vessels that collateralize this new term loan outside the Gulf of Mexico (including U.S. waters, Mexican waters and international waters therein) without the lender consent. The loan also requires us to maintain financial ratios at quarterly determination dates. Upon an event of default under the new CIT Group term loan, the interest rate increases by 2.50%.

On March 10, 2006, upon resolution of our board of directors, we retired the 10,031 outstanding shares of our treasury stock. Pursuant to the Delaware general corporation law, such shares will assume the status of authorized and unissued shares of common stock of Horizon.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On January 27, 2006, in accordance with the stockholder approval requirements under Delaware law and our amended and restated certificate of incorporation, and after prior approval by our board of directors, stockholders holding an aggregate of 72.1% of the outstanding shares of our common stock approved, by written consent in lieu of a meeting, an amendment to our certificate of incorporation to effect a reverse stock split of the issued and outstanding common stock on a ratio of 1-for-25 with any fractional shares being rounded to the next highest whole number of shares and decrease the number of authorized shares of common stock from 1,500,000,000 shares to 100,000,000 shares. On the close of business on April 12, 2006, the reverse stock split and the decrease in authorized shares of common stock became effective. All common share amounts (and per share amounts) in the accompanying financial statements have been adjusted to reflect the 1-for-25 reverse stock split effected on April 12, 2006. Additionally, we adjusted our stockholders’ equity accounts by reducing our stated capital and increasing our additional paid-in capital in the accompanying financial statements.